Farmer Mac and Conterra Launch Joint Venture Offering
Agriculture Appraisal Services Nationwide; Names Newly Appointed President

WASHINGTON and WEST DES MOINES, Iowa – March 4, 2015 – Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) and Conterra Asset Management (Conterra) today announced the recent launch of its joint venture, Contour Valuation Services (Contour), providing fee appraisal services to agricultural lenders and land owners throughout the United States. The companies have engaged Alan Schuiteman as its president, responsible for overseeing the management and operations teams. Schuiteman is a well-respected appraisal industry veteran with over 20 years in the ag appraisal business.

Contour was created in response to feedback from Farmer Mac approved lenders seeking efficient access to appraisal services with faster turn-around times. Contour aims to improve appraisal access for agricultural lenders, particularly in geographic areas with the greatest need.

“Surveys of our lenders have consistently identified appraisal services as a seriously lacking resource in many agricultural regions throughout the country and yet it is a vital necessity when helping customers obtain loans and lock in Farmer Mac’s favorable rates,” said Tom Stenson, executive vice president and chief operating officer of Farmer Mac. “We believe offering ag appraisal services as an option to all of our lenders - no matter where they reside- is a natural extension of the valuable programs we already provide, and reaffirms our company’s steadfast commitment to serving our country’s farmers, ranchers and rural borrowers.”

Headquartered in West Des Moines, Iowa, Contour is staffed with experienced agricultural appraisers across rural America who are dedicated to providing excellent customer service combined with high-quality appraisals. Contour features online ordering and delivery of appraisal as well as GIS mapping that result in a great customer experience.

Commenting on his new role as Contour’s President, Schuiteman stated, “I am excited to be part of the Contour team to bring this important service to not only Farmer Mac and Conterra lenders but to anyone needing an ag appraisal. Our appraisal staff is highly qualified over a variety of use types across this nation, including permanent plantings, farm and ranch land as well as highly improved properties such as dairies and wineries.”

“We are delighted to collaborate with Farmer Mac to bring this much needed service to rural communities across the country,” said Paul Erickson, president and CEO of Conterra Asset Management. “This joint venture further supports Conterra’s goal of providing a full suite of products and services to agricultural lenders. Readily available, high-quality real estate appraisals are of significant importance in agricultural lending as lenders strive to meet the expectations of their customers.”

For more information on Contour and its services or to schedule an agricultural appraisal, please visit www.contourvs.com.

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac is available at www.farmermac.com.

About Conterra Asset Management
Conterra Asset Management, located in West Des Moines, Iowa, is a full-service asset management firm exclusively focused on agriculture by providing loan servicing and asset management services to institutional investors and banks. Conterra has more than $1.8 billion in assets under management, consisting of USDA guaranteed loans, agricultural real estate secured loans, and distressed and illiquid agricultural credits. For more information, visit www.conterraag.com.

Media Contacts:
Megan Murray-Pelaez, mpelaez@farmermac.com, (202) 872-5689
Aleks Ridge, aleks.ridge@conterraag.com, (855) 381-3451

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